EXHIBIT 3
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                             Ambassadors Group, Inc.
                            110 South Ferrall Street
                                Spokane, WA 99202

                                  July 29, 2003

Invemed Catalyst Fund, L.P.
375 Park Avenue, Suite 2205
New York, NY 10152

Ladies and Gentlemen:

         This letter agreement grants certain rights to Invemed Catalyst Fund, L.P. (the "Fund") in connection with the Fund's purchase and/or holding of Ambassadors Group, Inc. (the "Company") common stock, par value $0.01 (the "Common Stock") pursuant to that certain Stock Purchase Agreement, dated July 23, 2003, by and among the Fund, John A. Ueberroth and Peter V. Ueberroth (the "Purchase Agreement").

         As a condition to the Fund's obligation to consummate the purchase of Common Stock under the Purchase Agreement, the Company hereby agrees that the Board of Directors of the Company (the "Board") shall, as of the date hereof, fill the existing vacancy on the Board with one person designated by the Fund (the "Fund Designee"), which designee shall initially be Dale Frey. The Fund Designee shall serve in accordance with the Company's Certificate of Incorporation and Bylaws until the next succeeding annual meeting of stockholders of the Company to be held after such election for the purpose of electing directors of the class of which the Fund Designee is a member.

         The Company further agrees that, for as long as the Fund or its affiliates continue to beneficially own in the aggregate not less than 600,000 shares of Common Stock (subject to adjustments if the Company pays a dividend in shares of Common Stock or distributes shares of Common Stock to the holders of Common Stock, subdivides or combines the Common Stock) (the "Minimum Ownership Threshold"), commencing with the next succeeding annual meeting of the stockholders of the Company at which directors of the class of which the Fund Designee is a member are elected, and at each annual meeting of the stockholders of the Company thereafter held for the purpose of electing directors of such class, the Fund shall be entitled to designate to the Board the Fund Designee to serve as a director of the Company. The Company covenants that it shall cause such Fund Designee to be included in the slate of nominees recommended by the Board to the stockholders for election as directors, and the Company shall use its reasonable best efforts to cause the election of such Fund Designee, including using its reasonably best efforts to cause officers of the Company who hold proxies (unless otherwise directed by the stockholder submitting such proxy), if any, to vote such proxies in favor of the election of such Fund Designee, unless the Board determines in good faith, with the written advice of outside counsel, that it would be inconsistent with their fiduciary duties to take such actions. As long as the Fund or its affiliates continues to beneficially own in the aggregate not less than the Minimum Ownership Threshold, in the event that


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the Fund Designee shall cease to serve as a director for any reason, the Company shall use its reasonable best efforts to cause any vacancy resulting thereby to be filled by another designee of the Fund, provided that such other designee must be approved by the Company and such approval shall be in the sole and absolute discretion of the Company.

         The Additional Rights (as defined below) granted under this letter shall be SUSPENDED during any period in which the Company's Board of Directors includes a representative then currently designated by the Fund as described above.

         The Additional Rights granted under this letter shall CEASE if the Fund shall fail to hold at least 600,000 shares of Common Stock (subject to adjustments if the Company pays a dividend in shares of Common Stock or distributes shares of Common Stock to the holders of Common Stock, subdivides or combines the Common Stock).

         Subject to the above limitations, the Fund shall have the following rights (the "Additional Rights"): to make proposals, recommendations and suggestions to the Company's officers and directors relating to the business and affairs of the Company.

         Our respective signatures below indicate our mutual assent to the terms of this letter agreement as of the date set forth above.


                                        Very truly yours,

                                        AMBASSADORS GROUP, INC.



                                        By: /s/ Jeffrey D. Thomas
                                            -----------------------------
                                            Name: Jeffrey D. Thomas
                                            Title: Chief Executive Officer

Agreed to and accepted:

INVEMED CATALYST FUND, L.P.



By:  Invemed Catalyst GenPar, LLC,
its general partner

By:  Gladwyne Catalyst GenPar, LLC,
its managing member


/s/ Suzanne Present
-------------------------------
Name:  Suzanne Present
Title:    Member



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